CYTOGEN CORPORATION
                         600 College Road East - CN 5308
                        Princeton, New Jersey 08540-5308

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD May 16, 2000

To the Stockholders of
Cytogen Corporation:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CYTOGEN CORPORATION (the "Company) will be held on Tuesday, May 16, 2000 at 9:00 a.m. at The Holiday Inn Princeton, Route One at Ridge Road, Princeton, New Jersey 08540 for the following purposes:

     1. The election of six (6) directors to serve until the next annual meeting of stockholders;

     2. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the total number of authorized shares of capital stock from 95,000,000 shares, which includes 89,600,000 shares of Common Stock, and 5,400,000 shares of Preferred Stock, to 255,400,000 shares, consisting of 250,000,000 shares of Common Stock and 5,400,000 shares of Preferred Stock; and

     3. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 3, 2000, as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting, and only holders of record of the Company's Common Stock on said date will be entitled to receive notice of and to vote at the meeting.

     Stockholders are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed Proxy. The giving of your Proxy will not affect your right to vote in person in the event you find it convenient to attend the meeting. You may revoke the Proxy at any time before the closing of the polls at the meeting.

     Attendance at the annual meeting will be limited to stockholders and invited guests of the Company.

                                              By Order of the Board of Directors

                                              Donald F. Crane, Jr.
Princeton, New Jersey                         Corporate Secretary
April 17, 2000



     PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                               CYTOGEN CORPORATION
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

General

        This Proxy Statement is being mailed to stockholders beginning April 14, 2000 in connection with the solicitation by the Board of Directors of Cytogen Corporation, a Delaware Corporation (the "Company" or "Cytogen") of proxies to be voted at the 2000 Annual Meeting of Stockholders to be held at The Holiday Inn Princeton, Princeton, New Jersey, on May 16, 2000 at 9:00 A.M. (local time), and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

     When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares will be voted for the election of the listed nominees and in accordance with the directors' recommendations on the other proposal listed on the proxy card. If any other matter is properly presented for action at the meeting, the persons named in the enclosed form of proxy will vote on such matter in their discretion. Any proxy may be revoked by the stockholder, either by attending the meeting and voting in person or by submitting a revocation in writing to the Company (including a subsequent signed proxy) at any time prior to the closing of the polls at the meeting.

Stockholder Vote Required

        To be elected a director, a nominee must receive the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. A plurality vote means that the six individuals who receive the largest number of votes cast will be elected as directors. Withheld votes will not affect the outcome of the election of directors. Stockholder approval of the proposed amendment to the Certificate of Incorporation will require the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date. Shares held through a broker, bank, or other nominee which can not be voted by the nominee because they have not received voting instructions from the beneficial owner are considered to be broker non-votes. Therefore, abstentions on the proposal to amend the Certificate of Incorporation and broker non-votes will have the effect of a vote against the proposal. Properly returned proxies which withhold authority to vote for directors or abstain (including broker non-votes) will be counted for purposes of determining if a quorum is present for the annual meeting.

     The Company's auditors are Arthur Andersen LLP. A representative of Arthur Andersen LLP will be present at the meeting, will have an opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions.

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 WILL BE PROVIDED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE DIRECTED TO CORPORATE COMMUNICATIONS, CYTOGEN CORPORATION, 600 COLLEGE ROAD EAST-CN 5308, PRINCETON, NJ 08540-5308.

OUTSTANDING SHARES, VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

     Holders of record of outstanding shares of the Company's Common Stock $.01 par value ("Common Stock") at the close of business on April 3, 2000 will be entitled to notice of and to one vote per share so held of record on all business at the Annual Meeting. On the record date, there were 71,712,816 shares of Common Stock outstanding. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector(s) of Election appointed for the annual meeting who will determine whether a quorum is present and the results of the votes with respect to each matter.

        The following table sets forth certain information as of March 15, 2000, with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and nominee for election as a director, by each executive officer named in the Summary Compensation Table, and by all executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.


                                                    Number of Shares
Name and Address of                                 of Common Stock     Percent
Beneficial Owner(1)                                Beneficially Owned   of Class
-------------------                                ------------------   --------

State of Wisconsin Investment Board
121 E. Wilson Street
Madison, WI  53702.....................................  8,568,424      11.87%


Directors and Executive Officers
--------------------------------

S. Leslie Misrock (2) (3)..............................    727,500          1%
John D. Rodwell (2)....................................    378,700          *
H. Joseph Reiser (2)...................................    305,000          *
Donald F. Crane, Jr. (2)...............................    196,427          *
Jane M. Maida  (2).....................................    122,084          *
Ronald J. Brenner  (2) (4).............................    101,800          *
James A. Grigsby (2)...................................    100,067          *
John E. Bagalay, Jr. (2)...............................     95,067          *
Robert F. Hendrickson (2)..............................     27,000          *
Stephen K. Carter  (2).................................      4,600          *
Graham S. May (5)......................................          0          *

All executive officers
 and directors as a group (13 persons)(1)..............  5,850,534       8.99%
-----------------
*Indicates amount is less than 1%.

(1) All information with respect to beneficial ownership of shares is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided by such beneficial owners to the Company. Percent of class for each person and all executive officers and directors as a group is based on shares of Common Stock outstanding on March 15, 2000 and includes shares subject to options held by the individual or the group, as applicable, which are exercisable or become exercisable within 60 days following such date.

(2) Includes shares of Common Stock which the named persons have the right to acquire upon the exercise of stock options, within sixty days of March 15, 2000, as follows: Dr. Reiser: 300,000; Dr. Rodwell: 318,700; Dr. Brenner: 13,600; Dr.
Bagalay:  84,067;  Mr. Grigsby:  25,067; Mr.  Hendrickson:  17,000; Mr. Misrock:
7,500; Dr. Carter: 1,600; Mr. Crane: 177,649; and Ms. Maida: 108,093 . The group number includes the shares of Common Stock which the named persons and other executive officer have the right to acquire upon the exercise of stock options, within sixty days of March 15, 2000.

(3) Mr. Misrock was elected to the Board of Directors in August, 1999.

(4) Dr. Brenner is retiring from the Board of Directors at the Annual Meeting of Stockholders. He has served Cytogen in a number of capacities since 1984.

(5) Dr. May's employment with the Company was terminated in November, 1999.

PROPOSAL ONE.   ELECTION OF DIRECTORS

Nominees for Directors

     The persons named in the accompanying form of proxy intend, except as otherwise directed, to vote for the election as directors of the six nominees listed below, each for a term expiring at the next Annual Meeting or until his or her successor is duly elected and qualified. All nominees are now serving as directors of the Company, and all have informed management that they are willing to serve as directors of the Company. If any of the nominees should decline or be unable to act as a director, the persons named as proxies in the form of proxy will vote in accordance with their best judgment and shall have discretionary authority to vote for a substitute nominee. The Board of Directors has fixed its present size at, and for the purposes of this meeting authorized the election of, six directors.

        The following sets forth certain information as to the nominees for directors of the Company.

     James A. Grigsby, 57, Chairman of the Board of Directors, has been a director of the Company since May 1996 and Chairman since June 1998. Since April, 1999, Mr. Grigsby has been affiliated with the consulting firm of Nachman, Hays & Associates. Previously, since 1994, Mr. Grigsby was president of Cancer Care Management LLC, a consulting firm providing consulting services regarding cancer disease management issues. From 1989 to 1994, Mr. Grigsby was President of CIGNA Corporation's International Life and Employee Benefits Division, which operated in over 20 countries worldwide, and during that period also served as the head of CIGNA's national health care sales force. Prior to that time, since 1978, he held a number of executive positions with CIGNA Corporation. Mr. Grigsby received a B.A. degree in Mathematics from Baylor University and is a Fellow of the Society of Actuaries.

     John E. Bagalay, Jr., 66, has been a director of the Company since October 1995. Dr. Bagalay was a director of Cellcor, Inc. prior to the Company's acquisition of Cellcor in October 1995. He was interim President, CEO and Chief Financial Officer of the Company from January - August, 1998. He has been Senior Advisor to the Chancellor, Boston University since January, 1998. He has been a director, Chief Operating Officer and Chief Financial Officer of Eurus Technologies, Inc. since January, 1999. He served as the Managing Director of Community Technology Fund, the venture capital affiliate of Boston University, from September 1989 until January 1998. Dr. Bagalay has also served as General Counsel for Texas Commerce Bancshares and for Lower Colorado River Authority, a regulated electric utility. Dr. Bagalay currently also serves on the boards of directors of Wave Systems Corporation and UAE, Inc. Dr. Bagalay holds a B.A. in Politics, Philosophy and Economics and a Ph.D. in Political Philosophy from Yale University, and a J.D. from the University of Texas.

     Stephen K. Carter, 62, has been a director of the Company since September, 1998. Dr. Carter was Senior Vice President of Research and Development at Boehringer Ingelheim Pharmaceuticals, Inc. from 1995 to 1997. Prior to joining Boehringer, Dr. Carter was Senior Vice President of Worldwide Clinical Research and Development at Bristol-Myers Squibb Company. From 1976 to 1982, Dr. Carter served as Director of the Northern California Cancer Institute. Dr. Carter was also appointed to President Clinton's panel for AIDS drug development. Dr.
Carter also is a director of Allos Therapeutics and Alfacell Corporation. Dr. Carter received an A.B. in History from Columbia College and an M.D. from New York Medical College. He completed a medical internship and residency at Lenox Hill Hospital.

     Robert F. Hendrickson, 67, became a director of the Company in March 1995. Since 1990, Mr. Hendrickson has been a consultant to the pharmaceutical and biotechnology industries on strategic management and manufacturing issues with a number of leading biotechnology companies among his clients. Prior to his retirement in 1990, Mr. Hendrickson was Senior Vice President, Manufacturing and Technology for Merck & Co., Inc. He is a director of Envirogen, Inc., The Liposome Company, Inc. and Unigene, Inc., and a trustee of the Carrier Foundation, Inc. Mr. Hendrickson received an A.B. degree from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration.

     S. Leslie Misrock, 72, became a director of the Company in August 1999. Mr. Misrock has been a Partner of the Law Firm of Pennie & Edmonds, a New York based intellectual property firm since 1964 and six years later became a Senior Partner in 1971. Mr. Misrock holds an SB degree in Chemistry, from the Massachusetts Institute of Technology, an A.M. degree in Chemistry from Columbia University and an LLB degree from Fordham University. Mr. Misrock is a member of the Visiting Committees of the Departments of Biology and Chemistry at MIT, The Association for the Cure of Prostate Cancer (CaP CURE), the Board of Visitors at Fordham Law School and the Health Sciences Board of Columbia University's College of Physicians and Surgeons and the National Prostate Cancer Coalition.

     H. Joseph Reiser, 53, joined the Company in August 1998 as President and Chief Executive Officer and as a member of the Board of Directors. Most recently, Dr. Reiser was Corporate Vice President and General Manager, Pharmaceuticals, for Berlex Laboratories Inc., the U.S. subsidiary of Schering AG. During his 17 year tenure at Berlex, Dr. Reiser held positions of increasing responsibility, serving as the first President of Schering Berlin's Venture Corporation, Vice President, Technology and Industry Relations, and Vice President, Drug Development and Technology. Dr. Reiser received his Ph.D. in Physiology from Indiana University School of Medicine, where he also earned his Master and Bachelor of Science degrees.

Meetings and Committees

     During 1999, the Board of Directors met ten times. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of which he was a member held during the period he served on the Board of Directors or such committee.

     The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating Committee.

     The Audit Committee recommends the selection of a firm of independent auditors to the Board of Directors for purposes of auditing the Company's financial statements; reviews the audit with the auditors and management; and consults with the auditors and management regarding risk management and the adequacy of financial and accounting procedures and controls. The Audit Committee met three (3) times during 1999. Its current members are Robert F. Hendrickson (Chairman), John E. Bagalay, Jr., and Stephen K. Carter. Recently, the Nasdaq Stock Market has adopted requirements relating to the independence of members of the audit committees of companies traded on that market. The committee members meet the requirements of that rule, except that members may not have been employees of the Company within the three prior years. Dr. Bagalay served at the request of the Board as interim Chief Executive Officer from January through August, 1998, pending recruitment of a permanent Chief Executive Officer, and was deemed to be an employee during this period. The new rules permit one member of an audit committee to remain on the committee even if the independence criteria are not met in certain circumstances. In accordance with these rules, the Board of Directors determined that, given his financial expertise and judgment, and the brief period of time which he served as an employee on the Board's request, Dr. Bagalay's continued service on the Audit Committee is in the best interest of the Company and its stockholders.

     The Compensation Committee evaluates the performance of the Company's Chief Executive Officer and recommends his compensation to the Board annually; oversees the administration of the Company's stock option plans; recommends to the Board of Directors compensation for executive officers and other key employees of the Company; and reviews the Company's compensation policy generally. The Compensation Committee met four (4) times during 1999. Its current members are Ronald J. Brenner (Chairman), and Robert F. Hendrickson.

     The Finance Committee reviews and monitors the financial planning and financial structure of the Company to accommodate the operating requirements and strategic objectives. The Finance Committee met one (1) time during 1999. Its current members are John E. Bagalay, Jr. (Chairman), James A. Grigsby, and H. Joseph Reiser.

     The Nominating Committee is responsible for investigating, recruiting and interviewing potential candidates for election to the Board of Directors and for formally nominating for consideration by the full Board of Directors those individuals deemed worthy by the Nominating Committee of election to the Board of Directors. The Nominating Committee met in connection with approval of the slate of nominees for election as directors at the 2000 Annual Meeting of Stockholders and in connection with the election of Mr. Misrock to the Board of Directors. Its current members are James A. Grigsby (Chairman) and H. Joseph Reiser. The Nominating Committee will consider nominees for the Board of Directors suggested by stockholders whose names are submitted in writing to the Nominating Committee in care of the Office of the Corporate Secretary of the Company.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH
                          OF THE NOMINEES LISTED ABOVE

Directors' Compensation

     Each director who is not also an officer of the Company is paid an annual retainer of $8,000, plus $1,000 for each Board meeting attended ($500 if participation was by telephone). Any non-employee director who also chaired a Board committee received an additional annual fee of $1,000. Non-employee directors receive $250 for each committee meeting attended, but receive no additional retainer for committee membership. Members of the Nominating Committee do not receive any compensation for serving on that committee. The Chairman of the Board (who is not an employee of the Company) currently receives, based upon significant time spent on Company business, an additional annual retainer of $50,000 and an annual option grant for the purchase of 15,000 shares of the Company's common stock. The additional retainer contemplates four days per month substantially given to Company business by the Chairman; an amount of $1,500 per day is paid to the Chairman for additional days in which the significant part of the day is devoted to Company matters. During 1999, the Chairman was paid $136,000 under this arrangement, including his base annual retainer for consulting.

     Pursuant to the 1999 Stock Option Plan for Non-Employee Directors (the "Directors Plan"), on the day following each Cytogen Corporation annual meeting of shareholders, each individual who is elected or re-elected as a Non-Employee Director shall automatically be granted a Stock Option to purchase 10,000 Shares of Cytogen common stock. Each Non Employee Director appointed other than at an annual meeting, receives an initial grant, on the date of appointment, equal to a pro rata portion of 10,000 shares of Cytogen common stock, based upon the number of months remaining from the date of election until the one year anniversary of the preceding annual meeting. In addition, the Chairman of the Board, unless the Committee determines otherwise, receives an additional grant of 15,000 shares of Cytogen Common Stock on the date of each annual meeting. Options granted under the Directors Plan are exercisable at a price equal to the average of the high and low sale prices of the Common Stock as reported on the Nasdaq Stock Market on the date of grant, and vest (i.e., first become exercisable) at the first anniversary of the option grant date. Each director's outstanding options become immediately exercisable in full (i) upon the occurrence of a change of control of the Company, (ii) upon death or disability or (iii) upon resignation or retirement after age 55. Options granted under the Directors Plan are granted automatically and without the need for further action by the Company, the Board of Directors or the Company's stockholders.



Compensation Committee Interlocks And Insider Participation

     The members of the Compensation Committee during 1999 were Ronald J. Brenner (Chairman), and Robert F. Hendrickson. Neither of these gentlemen were officers or employees of the Company while serving on the Compensation Committee. Dr. Brenner served as the Company's President and Chief Executive Officer from 1984 to 1988.


PROPOSAL TWO.   APPROVAL OF AMENDMENT TO RESTATED
CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED NUMBER OF SHARES.

     On March 21, 2000, the Board of Directors approved, subject to stockholder approval, an amendment to Cytogen's Restated Certificate of Incorporation (the "Certificate") increasing the number of shares of Common Stock that the Company is authorized to issue from 89,600,000 to 250 million (the "Amendment").

     The Board has determined that an increased  number of authorized  shares of
Cytogen   Common  Stock  is  in  the  best  interest  of  the  Company  and  its stockholders.

     The proposed increase in the number of shares of authorized common stock will ensure that shares will be available, if needed, for issuance in connection with stock splits, acquisitions, and other corporate purposes. The Board of Directors believes that the availability of the additional shares for such purposes without delay or the necessity for a special shareholders' meeting would be beneficial to the Company. The Company does not have any immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of common stock which would be authorized by the proposed amendment. No further action or authorization by the Company's shareholders would be necessary prior to the issuance of the additional shares of common stock unless required by applicable law or regulatory agencies or by the rules of any stock exchange on which the Company's securities may then be listed.

     The holders of any of the additional shares of common stock issued in the future would have the same rights and privileges as the holders of the shares of common stock currently authorized and outstanding. Those rights do not include preemptive rights with respect to the future issuance of any additional shares.

     The increased authorized shares of common stock could be used to make a takeover attempt more difficult such as by using the shares to make a counter-offer for the shares of the bidder or by selling shares to dilute the voting power of the bidder. As of this date, the Board is unaware of any effort to accumulate the Company's shares or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise. On June 21, 1998, the Company adopted a Stockholder Rights Plan (the "Plan"). Under the Plan, all shareholders received, for each share owned, one preferred stock purchase right ("Right") which become exercisable if a person or group acquires beneficial ownership of 20% or more of the Company's common stock and can be made exercisable by the Board of Directors if a person or group commences a tender offer which would result in such person or group beneficially owning 20% or more of the Company's common stock. If the Rights become exercisable, then each Right entitles the holder to purchase, at the specified exercise price, common shares having a market value of twice the exercise price. The Rights expire on June 19, 2008.

     As of March 13, 2000, there were 72,649,096 shares of Common Stock outstanding. In addition, the Company has filed a registration statement with the Securities and Exchange Commission relating to the offering and sale of up to 6,900,000 shares of the Company's Common Stock, including shares which could be sold under an over-allotment option. An additional 6,828,363 shares of Cytogen Common Stock have been reserved for issuance upon exercise of outstanding stock options, warrants and upon conversion of a note presently convertible into Cytogen Common Stock.

     If this proposal is adopted by the stockholders, the FIFTH Article of the Restated Certificate of Incorporation of the Corporation would be amended in its entirety to be and read as follows:

          FIFTH

          A. Total Capital Stock. The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is two hundred fifty five million four hundred thousand (255,400,000) shares, of which two hundred fifty million (250,000,000) shall be shares of Common Stock, the par value of which is one cent ($.01) per share, amounting to the aggregate of two million five hundred thousand dollars ($2,500,000) and five million four hundred thousand (5,400,000) shall be shares of Preferred Stock, the par value of which is one cent ($.01) per share, amounting to the aggregate of fifty four thousand dollars ($54,000).

          B. Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters on which holders of Common Stock shall be entitled to vote.

          C. Preferred Stock. The Board of Directors of the Corporation is authorized to cause the Preferred Stock to be issued in one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. The Board of Directors of the Corporation is expressly authorized to adopt such resolution or resolutions and to issue such stock as may be desirable.

          D. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the outstanding shares of Common Stock and Preferred Stock pari passu.

VOTE REQUIRED FOR APPROVAL OF AMENDMENT TO CYTOGEN CORPORATION RESTATED CERTIFICATE OF INCORPORATION.

     The affirmative vote of a majority of the shares of Common Stock outstanding is necessary to approve the Amendment to the Company's Restated Certificate of Incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation awarded to, earned by or paid to (i) the Company's Chief Executive Officer(s), and (ii) the other four most highly compensated executive officers of the Company, for services rendered to the Company during the Company's fiscal years ended December 31, 1999, 1998 and 1997.

                                                           SUMMARY COMPENSATION TABLE


                                                   ANNUAL                                   LONG-TERM
                                               COMPENSATION(1)                             COMPENSATION
                                      ---------------------------------              -----------------------
                                                                            Other    Restricted   Securities
                                                                            Annual      Stock     Underlying       All Other
                                         Fiscal    Salary      Bonus       Compen-      Award      Options      Compensation(2)
Name and Principal Position               Year       ($)        ($)       sation($)      ($)         (#)              ($)
---------------------------              ------    -------    -------     ---------   --------   -----------    ---------------
H. Joseph Reiser (3)                      1999     275,000     80,000         0           0             0             7,005
     President and Chief                  1998      89,903    150,000         0           0      2,250,000(4)           399
     Executive Officer

Graham May (5)                            1999     205,200          0         0           0             0             7,669
     Vice President, Medical              1998     226,270     10,000         0           0       203,743             7,674
     Affairs and Corporate                1997     206,446     31,100         0           0        45,000             6,515
     Development

Donald F. Crane, Jr. (6)                  1999     196,308     15,728         0           0        90,886             5,304
     Vice President,                      1998     188,308     12,500         0           0       181,763             3,484
     General Counsel                      1997      93,462     30,375         0           0        55,000               374
     and Corporate Secretary

John D. Rodwell                           1999     182,654     14,400         0           0             0             8,610
     Acting President                     1998     203,000          0         0           0       150,000             8,881
     and Chief Technical                  1997     202,999     22,800         0           0             0             8,631
     Officer, AxCell BioSciences,
     a subsidiary

Jane M. Maida (7)                         1999     134,996     11,188         0           0        69,187            6,265
     Vice President, Finance              1998     127,816     25,000         0           0       122,705            7,330
     And Administration                   1997      98,539     17,000         0           0        31,000            2,808

------------------------


(1) Perquisites or personal benefits did not exceed the lesser of either $50,000 or 10% of total annual salary and bonus reported for the named executive officers.

(2) The amounts disclosed in this column include amounts contributed or accrued by the Company in the respective fiscal years under the Company's Savings Plan, a defined contribution plan which consists of a 401(k) portion and a discretionary contribution portion. In fiscal year 1999, these amounts were as follows: on behalf of; Dr. Reiser, $6,296; Dr. May, $7,146; Mr. Crane, $5,015; Dr. Rodwell, $8,200; and Ms. Maida, $6,161. The amounts disclosed also include insurance premiums paid by the Company with respect to group term life insurance. In fiscal year 1999, these amounts were as follows: on behalf of; Dr. Reiser, $709; Dr. May, $523; Mr. Crane, $289; Dr. Rodwell, $410; and Ms. Maida, $104.

(3) Dr. Reiser joined the Company as President and Chief Executive Officer effective August 24, 1998.

(4) Pursuant to Dr. Reiser's Employment Agreement, the Company granted to Dr. Reiser an option to purchase up to 2,250,000 shares of Common Stock at an exercise price of $1.0937, vesting 33.3% annually from the date. The vesting schedule begins as follows: (a) 900,000 shares begin vesting upon commencing employment; (b) 450,000 shares begin vesting upon completion of certain performance objectives, to the satisfaction of the Board of Directors; (c) 900,000 shares begin vesting upon the completion of additional performance objectives to the satisfaction of the Board of Directors.

(5)  Dr. May's employment with the Company was terminated in November, 1999.

(6) Mr. Crane joined the Company as Vice President, General Counsel and Corporate Secretary in June, 1997.

(7) Ms. Maida joined the Company as Corporate Controller in March, 1997, and was promoted to her current position in August, 1999.

        The following table sets forth information regarding individual grants of stock options to the named executive officers during fiscal year 1999:

                                                    OPTION GRANTS IN FISCAL YEAR 1999


                                                                                    Potential Realizable Value at Assumed Annual
                                                                                    Rates of Stock Price Appreciation for Option
                                          Individual Grants                                             Term (2)
                     ----------------------------------------------------------    ---------------------------------------------
                                      Percent of
                      Number of         Total
                     Securities        Options
                     Underlying       Granted to     Exercise or
                      Options        Employees in     Base Price     Expiration
     Name            Granted(1)      Fiscal Year    (per share)(1)      Date               5%($)                     10%($)
     ----            ----------      ------------   --------------   ----------    -------------------       -------------------
H. Joseph Reiser           0

Graham S. May         70,000(3)         11.55            1.328          2/6/00             4,648                      9,296

John D. Rodwell            0

Jane M. Maida         40,000             7.46            1.328         1/26/09            33,407                     84,660
                      29,187             5.44            2.672        12/31/09            49,046                    124,292

Donald F. Crane, Jr.  60,000            11.19            1.328         1/26/09            50,110                    126,989
                      30,886             5.76            2.672        12/31/09            51,901                    131,527

-----------------------

(1) The exercise price of all stock options granted during the last fiscal year is equal to the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on the respective dates the options were granted. Options generally vest over three years at the rate of 33.3% per year beginning on the first anniversary of the date of grant, subject to acceleration under certain conditions. The maximum term of each option granted is 10 years from the date of grant.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There is no assurance that the amounts reflected will be realized.

(3)  Dr. May's employment with the Company was terminated in November, 1999.

     The following table sets forth information regarding aggregated exercises of stock options by the named executive officers during fiscal year 1999 and fiscal year-end values of unexercised options:


                                            AGGREGATED OPTION EXERCISES IN LAST
                                      FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES



                                                            Number of Securities        Value of Unexercised
                                                           Underlying Unexercised     In-the-Money Options at
                                                              Options at FY-End              FY-End(1)(2)
                                                           ----------------------     -----------------------

                                                                     (#)                         ($)
                       Shares Acquired    Value Realized        Exercisable/                Exercisable/
      Name              on Exercise(#)        ($)(1)            Unexercisable               Unexercisable
      ----             ---------------    --------------      -----------------         -------------------
H. Joseph Reiser               0                 0            350,000/1,900,000          552,405/2,998,770

Graham S. May (3)           103,743           78,656               18,000/0                      0/0

John D. Rodwell                0                 0             293,700/150,800             35,950/38,481

Donald F. Crane, Jr.           0                 0             135,096/192,553            125,378/140,557

Jane M. Maida                  0                 0             93,906/128,986             110,670/106,932

------------------------

(1) The dollar values in this column were calculated by determining the difference between the fair market value of the Common Stock underlying the options at fiscal year-end or the date of exercise, as the case may be, and the exercise price of the options.

(2) The fair market value of a share of Common Stock (calculated as the average of the high and low sale prices as reported on the Nasdaq National Market) on December 31, 1999 was $2.672.

(3)  Dr. May's employment with the Company was terminated in November, 1999.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

This report and the Performance Graph contained in this Proxy Statement shall not be deemed incorporated by reference into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Policy

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for oversight of the Company's executive compensation program. The Committee is composed entirely of independent, non-employee directors. The Committee makes recommendations to the full Board of Directors on compensation policy and as to specific compensation actions, except where independent action by the Committee is appropriate.

     The Company's compensation program, both for its executive officers as well as for all employees, is based on the philosophy that the interests of the employees should be closely aligned with those of the Company's stockholders. The 1999 executive compensation program was based on the following principles:

     - compensation opportunities should attract the best talent to the Company; motivate individuals to perform at their highest levels; reward outstanding achievement; and retain the leadership and skills necessary for building long-term stockholder value;

     - a portion of total compensation should be at risk of performance; and

     - individual executives should be encouraged to manage from the perspective of owners of the Company.

     The Company's 1999 compensation program reflected the Committee's assessment as to appropriate treatment on an individual basis for the Chief Executive Officer and the other named executives compared to the prior year levels. 1998 compensation was determined by reference to published information and other information as to industry levels of compensation treatment in base salaries. The comparative companies included, but were not identical to, the companies included in the peer group with respect to the stock performance graph set out below. The Company targets its overall compensation program at the median level of the biotechnology industry. In addition, compensation for the named (and other) executives, including the Chief Executive Officer(s), took into account individual responsibility and performance as assessed by the Committee.

     The compensation program includes a combination of competitive base salary and benefits, annual cash bonus opportunities, and stock option awards. The 1999 executive compensation program and a specific discussion as to the compensation of the Chief Executive Officer are set out below.

Annual Compensation for 1999

     Generally, annual compensation of executive officers under the executive compensation program for 1999 consisted of salary and bonus components.

Base Salary

     In December 1998, the Compensation Committee determined for recommendation to the full Board base salaries and annual incentive opportunities for 1999 for its executives, including the Chief Executive Officer and the other named executives.

Bonus

     A portion of 1998 executive officer annual compensation opportunity was based on corporate and individual performance. The Committee believes that incentive compensation should be linked to corporate financial results and corporate goals. The Committee also believes that, while performance goals should include corporate performance, executives should also be held accountable for their individual areas of responsibility. Bonus opportunity levels for 1999 performance were set in advance of the year at a percentage of base salary, with the total amount of the bonus opportunity dependent on the extent to which individual and corporate objectives were achieved and the amount of cash available as determined by the Committee. At year-end, the Committee determined the extent to which the financial and corporate objectives had been achieved applied to the percentage of base salary for the named executive officers. The amounts approved on the Committee's recommendations were less than target amounts; in addition, the Company paid a portion of the annual awards by an additional year-end stock option grant to certain of the named executives other than the Chief Executive Officer.

Long Term Compensation - Stock Options

     The Compensation Committee believes that stock options are an appropriate means to link its employees' interest with those of the Company's stockholders. Stock option awards are designed primarily to provide strong incentives for superior longer-term performance and continued retention by the Company. Because it is believed that corporate performance is one of the principal factors influencing the market value of the Company's Common Stock, the granting of stock options to executive officers encourages them to work to achieve consistent improvements in corporate performance. Options only have value to the executive when the price of the Company's common stock exceeds the exercise price, which is not less than the fair market value of the common stock at the date of grant.

     Stock option grants were made to the named executive officers in 1999, as follows: Dr. May, 70,000; Mr. Crane, 90,886; and Ms. Maida, 69,187. These grants consisted of two years' grants; one grant during the beginning of 1999 with respect to 1998, and a grant at the end of 1999 with respect to 1999. Dr. Reiser was not awarded additional options in view of the significant grant he received upon joining the Company. Dr. Rodwell was not awarded a grant of options for Cytogen; he has assumed responsibilities solely for a business unit and the Committee believed that it was more important to provide him with incentives as to development of that subsidiary. These option grants were set taking into account the comparison of practices at peer groups (in the survey noted above), an individual's level of responsibility and furtherance of corporate objectives, and the amount and terms of past stock option awards. The Committee also took into account in its review of option grants the fact that the Company has no other long term incentive program, and believes that options are important to retain executives and promote steps to build long term value. Option grants in addition to the annual option grant described above were made in December, 1999, to certain of the named executive officers, as disclosed, as payment in lieu of cash bonus awards deemed appropriate for these individuals for performance during the year.

Compensation of the Chief Executive Officer

     Dr. Reiser's salary for 1999 was set on the recommendation of the Committee and was believed to be an appropriate level of base compensation in view of compensation levels paid by the industry, in view of Dr. Reiser's experience, and considering the continuing accomplishments of the Company under his leadership during the year. The year end bonus in the amount of $80,000 was based on the Committee's judgment as to achievement of his objectives compared to a target amount set by the Committee in advance of the year.

Tax Considerations

     Federal tax laws impose a limit on deductions for each of the executives named in the summary compensation table to $1 million. Certain compensation, including compensation based on performance, is not subject to this limit if certain conditions are met, primarily, that the compensation is based on objective performance criteria approved by the stockholders. The Compensation payments must also be made pursuant to a plan administered by a committee of outside directors. The Committee must certify that the performance goals were achieved before payments can be awarded.

     The Committee believes that its executive compensation program is consistent with the intent of this legislation. The Company's stock option plans under which options may be granted to executive officers has been approved by the stockholders and qualifies for the exclusion from the deduction limits. Base salary, annual bonuses, and certain other compensation amounts disclosed in the summary compensation table do not qualify for the exclusion from the $1 million limit but such amounts of compensation are not expected to exceed the deduction limits. The Committee will consider appropriate steps in the future, including stockholder approval, to maintain deductions for its incentive compensation plans to the greatest extent practical while maintaining flexibility to take actions which it deems in the best interests of the Company and its stockholders but which may result in certain compensation not qualifying for tax deductions.

The Committee believes that performance should be rewarded, that the financial interests of the executive officers should be aligned with the stockholders, and that compensation should be competitive. We have structured compensation at the Company to meet these criteria.


                                   * * * * *

The foregoing report on compensation is provided by the following outside directors, who constituted the Compensation Committee during 1999:


                                                     Ronald J. Brenner, Chairman
                                                     Robert F. Hendrickson

                               PERFORMANCE GRAPH

     The following Performance Graph compares the Company's cumulative total stockholder return on the Common Stock for a five-year period (December 31, 1994 to December 31, 1999) with the cumulative total return of the Nasdaq U.S. Stocks Index and the Nasdaq Pharmaceutical Index, a broad index of biopharmaceutical and pharmaceutical companies similar in capitalization and stage of corporate development to the Company.*


                            [LINE GRAPH APPEARS HERE]

                                           FISCAL YEAR ENDING
------------------------------------------------------------------------------------------------
                                1994       1995        1996        1997        1998        1999
------------------------------------------------------------------------------------------------
Cytogen Corporation           $100.00    $129.23     $135.38      $40.00      $20.77      $63.85
------------------------------------------------------------------------------------------------
NASDAQ Pharmaceutical Index   $100.00    $183.41     $183.98     $189.98     $241.95     $450.29
------------------------------------------------------------------------------------------------
NASDAQ Market Index-U.S. Cos. $100.00    $141.33     $173.89     $213.07     $300.18     $545.67
------------------------------------------------------------------------------------------------

Employment And Severance Arrangements

     The Company entered into an employment agreement with the President and Chief Executive Officer, H. Joseph Reiser, Ph.D., which provides for bonuses and vesting of options for the purchase of shares of common stock based on continued employment and on the achievement of performance objectives defined by the Board of Directors. Dr. Reiser is also entitled to one year's severance pay equal to his base salary, along with medical and insurance benefits for the same period, if he is dismissed for reasons other than cause.

     Under the terms of severance agreements, Drs. Rodwell, May and Mr. Crane will also be entitled to receive twelve months of salary if their employment with the Company is terminated without cause. The Company is currently engaged in litigation with Dr. May, whose employment was terminated by the Company in November, 1999, as to whether he is entitled to any salary under the agreement.

Related Party Transactions

     In June 1999, Cytogen entered into an agreement with S. Leslie Misrock, and others, to reacquire rights for immunotherapy to its PSMA technology by acquiring Prostagen, Inc., of which Mr. Misrock was a principal holder. Mr. Misrock was elected to the Board of Directors of the Company in August 1999. In connection with the acquisition, Mr. Misrock received shares of the Company's common stock. The Company may also issue additional shares upon completion of certain objectives, including up to 450,000 shares of Cytogen common stock upon the satisfactory termination of lease obligations assumed in the acquisition; up to 500,000 shares upon beneficial resolution of other contractual arrangements entered by Prostagen; and up to an additional $4.0 million in shares of Cytogen common stock (calculated at the time of issuance) if certain milestones are achieved in development of the PSMA technology. Mr. Misrock would receive a portion of these shares. Mr. Misrock is also a senior partner in the law firm of Pennie & Edmonds, LLP, which serves as the Company's patent counsel.

General Information

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     On the basis of reports and representations submitted by or on behalf of the directors, executive officers and ten percent stockholders of the Corporation, all Forms 3, 4 and 5 showing ownership of and change of ownership in the Corporation's equity securities during 1999 were timely filed with the Securities and Exchange Commission as required by Section 16(a) of the Securities Exchange Act of 1934.

Other Business

     The Board of Directors does not intend to present any business other than the matters described in this Proxy Statement at the Annual Meeting. If any other matter is presented at the Annual Meeting which under applicable proxy regulations need not be included in this Proxy Statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

Expenses Of Solicitation

     The expense of this proxy solicitation will be paid by the Company. Some of the officers and regular employees of the Company may solicit proxies personally and by telephone. Management may also request banks, brokerage houses, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and may reimburse them for expenses incurred by them in connection therewith. The Company plans to use Corporate Investor Communications, Inc., which will receive $4,000 plus certain expenses, for any proxy solicitation that may be necessary.

Other Matters

     The persons named in the enclosed form of proxy have no present intention of bringing before the meeting for action any matters other than those specifically referred to above, nor has management or the Board of Directors any such intention, and none of such persons, management or the Board of Directors is aware of any matters which may be presented by others. If any such business should properly come before the meeting, the persons named in the form of proxy intend to vote thereon in accordance with their best judgment.

                          FUTURE STOCKHOLDER PROPOSALS

     The Company must receive at the Office of the Corporate Secretary any proposal which a stockholder wishes to submit to the 2001 Annual Meeting of Stockholders before December 15, 2000, if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting.

                               By Order of the Board of Directors
April 17, 2000


                               Donald F. Crane, Jr.
                               Corporate Secretary

                                   PROXY CARD
                                   ----------

                               CYTOGEN CORPORATION

                                      PROXY
                       SOLICITED BY THE BOARD OF DIRECTORS

     H. Joseph Reiser, and Donald F. Crane, Jr., and each of them, with full power of substitution, are hereby appointed the Proxies of, and authorized to represent, the undersigned and to vote all of the shares of Common Stock of CYTOGEN CORPORATION entitled to be voted by the undersigned as of April 3, 2000 as directed on the reverse side and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on May 16, 1999, and at any adjournment therof as if the undersigned were present and voting at the meeting.

     Wherther or not you expect to attend the meeting, you are urged to execute and return this proxy, which you may revoke at any time prior to its use.

     The shares represented by this proxy will be voted as directed by the stockholders. Where no direction is given when the duly executed proxy is returned, such shares will be voted FOR all items.

                 TO BE VOTED, YOU MUST SIGN ON THE REVERSE SIDE
                         (CONTINUED ON THE REVERSE SIDE)

                                                            Please mark
                                                            your votes as
                                                            indicated in  [ X ]
                                                            this example

The Board of Directors recommends a Vote FOR all items.

1.  Election of directors duly nominated:    Nominees: John E. Bagalay, Jr.,
                                                       Stephen K. Carter,
                                                       James A. Grigsby,
                                                       Robert F. Hendrickson
                                                       S. Leslie Misrock and
                                                       H. Joseph Reiser
         FOR        WITHHELD
         [  ]         [  ]             To withold authority to vote for any
                                       individual nominees write such nominee's name in the space provided below.)

                                       -----------------------------------------

2.  Approval of Amendment to Restated       3.  To transact such other business
    Certificate of Incorporation to             as may properly come before the
    Increase Authorized Number of Shares.       meeting.

    FOR      WITHHELD    ABSTAIN
    [  ]       [  ]        [  ]





                                         DATED:                             1999
                                                 --------------------------,

                                         ---------------------------------------
                                               (SIGNATURE(S) OF STOCKHOLDER(S)

                                         ---------------------------------------
                                               (SIGNATURE(S) OF STOCKHOLDER(S)

                                         NOTE:  The signature(s) should appear
                                         the same as it appears on the address
                                         label on this proxy.  When signing as
                                         executor, administrator, trustee,
                                         guardian, or attorney, please give full
                                         title as such.  For joint accounts or
                                         co-fiduciaries, all joint owners or co-
                                         fiduciaries, should sign.
                                         THIS PROXY IS SOLICITED ON BEHALF OF
                                         THE BOARD OF DIRECTORS

FROM NORTHERN N.J.
Take the NJ Turnpike South to Exit 9. Follow Rt. 18 North approximately 1/2 mile to Route 1 South. Stay on Route 1 South approximately 20 minutes to Princeton Holiday Inn.

FROM PHILADELPHIA AREA
Take I-95 North until becomes I-295. Take Exit 67 (Rt. 1 North). Follow Route 1 North approximately 7 miles. Take the Ridge Road jug handle across Route 1 to Princeton Holiday Inn.

HIGHTSTOWN AREA
Take 571 West (Princeton-Hightstown Road) to Route 1 North. Follow Route 1 North approximately 3 miles. Take the Ridge Road jug handle across Route 1 to Princeton Holiday Inn.

FROM ATLANTIC CITY AREA
Take the Garden State Parkway, North to Exit 98 (Route I-195 West). Follow I-195 West until it becomes I-295. Follow I-295 to Exit 67A (Route 1 North, New York). Follow Route 1 North approximately 7 miles. Take the Ridge Road jug handle across Route 1 to Princeton Holiday Inn.

                             Princeton Holiday Inn
                            4355 Rt. 1 & Ridge Road
                              Princeton, NJ 08540
                                 (609)452-2400
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                       [MAP TO HOLIDAY INN APPEARS HERE]